UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2022

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CLEARFIELD, INC.

(Exact name of registrant as specified in its charter)

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Minnesota	000-16106	41-1347235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7050 Winnetka Avenue North, Suite 100

Brooklyn Park, Minnesota 55428

(Address of Principal Executive Offices) (Zip Code)

(763) 476-6866

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CLFD	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Items under Sections 3 through 8 are not applicable and therefore omitted.

Item 1.01. Entry into a Material Definitive Agreement.

On April 27, 2022, Clearfield, Inc. (the “Company”) entered into a Loan Agreement with Bremer Bank, National Association (the “Lender”) (the “loan agreement”), that provides the Company with a $40 million revolving line of credit that is secured by certain of the Company’s assets under a Security Agreement in favor of the Lender (the “security agreement”). The line of credit matures on April 27, 2025 and borrowed amounts will bear interest at a variable rate equal to the CME one-month term SOFR plus 1.85%, but not less than 1.80% per annum. As of April 27, 2022, the initial interest rate for the line of credit indebtedness is 2.50%.

The loan agreement contains customary affirmative and negative covenants and requirements relating to the Company and its operations, including a requirement that the Company maintain a debt service coverage ratio of not less than 1.20 to 1 as of the end of each fiscal year for the fiscal year then ended and that the Company maintain a debt to cash flow ratio of not greater than 2 to 1 measured as of the end of each the Company’s fiscal quarters for the trailing 12 month period.

The debt service coverage ratio is the ratio of Cash Available for Debt Service to Debt Service. Cash Available for Debt Service generally means the Company’s net income, plus the sum of (i) interest expense; plus (ii) depreciation, amortization, and other non-cash expenses; minus (iii) all dividends and distributions. Debt Service means the sum of (i) all obligations of the Company for interest on its indebtedness; plus (ii) all obligations of the Company for payment of principal on its indebtedness within such fiscal year.

For purposes of the debt to cash flow ratio covenant, Debt generally means the sum of: (i) the outstanding balance of the Company’s funded debt; plus (ii) all outstanding commitments to fund additional debt (including without limitation, the amount of the revolving note under the loan agreement that remains unfunded). For purposes of the debt to cash flow ratio covenant, Cash Flow generally means the Company’s net income plus the sum of interest expense, depreciation, taxes, and amortization and other non-cash expenses.

The security agreement also contains customary affirmative and negative covenants and requirements relating to the Company, the security interest created by the security agreement, and the Company’s assets located inside the United States.

The foregoing summaries of the loan agreement and the security agreement do not purport to be complete and are subject to and qualified in their respective entirety by reference to the loan agreement and the security agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On April 28, 2022, the Company issued a press release announcing the results of its second quarter of fiscal 2022 ended March 31, 2022. A copy of that press release is furnished hereto as Exhibit 99.1 and is hereby incorporated by reference. Also furnished hereto as Exhibit 99.2 is the slide presentation that is part of the Company’s “FieldReport” to be used by Cheryl Beranek, the Company’s President and Chief Executive Officer, and Daniel Herzog, the Company’s Chief Financial Officer, during the live webcast and telephone conference relating to the second quarter ended March 31, 2022 results held on April 28, 2022.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information as set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Loan Agreement dated April 27, 2022 by and between Clearfield, Inc. and Bremer Bank, National Association.
10.2	Security Agreement dated April 27, 2022 by Clearfield, Inc. in favor of Bremer Bank, National Association.
99.1	Press release of Clearfield, Inc. issued on April 28, 2022.
99.2	Presentation of Clearfield, Inc. for April 28, 2022 live webcast and telephone conference.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARFIELD, INC.

Date: April 28, 2022	By:	/s/ Daniel Herzog
Daniel Herzog
Chief Financial Officer